EXHIBIT 3(i)(e)

                       CORRECTED CERTIFICATE OF AMENDMENT
                     OF THE CERTIFICATE OF INCORPORATION OF
                                OPTIONABLE, INC.

            Optionable, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

            1. A Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 21, 2000, which contains an inaccurate record of the corporate action taken therein, and said Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

            2. The inaccuracy in said Certificate is as follows: the Certificate failed to account for a twenty for one (20-1) stock split.

            3. The Certificate is corrected to read in its entirety as follows:


                            CERTIFICATE OF AMENDMENT
                     OF THE CERTIFICATE OF INCORPORATION OF
                                OPTIONABLE, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of
Delaware)


            The undersigned officer of OPTIONABLE, INC. (the "Corporation"), in order to amend the Certificate of Incorporation of the Corporation, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, hereby certifies that:

            FIRST: The name of the corporation is OPTIONABLE, INC.

            SECOND: The Certificate of Incorporation was filed on February 4, 2000 and amended pursuant to the amendments filed on March 30, 2000 and June 1, 2000, respectively.

            THIRD: The Certificate of Incorporation of the Corporation is hereby amended to reclassify the authorized shares of the Corporation.

            FOURTH: To effectuate this change, Article FOURTH of the Certificate of Incorporation of the Corporation is hereby deleted in its entirety, and substituted in lieu of said Article FOURTH is the following new Article FOURTH:

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            "FOURTH: The aggregate number of shares that the Corporation shall have authority to issue is fifty-five million (55,000,000), fifty million (50,000,000) of which shall be common stock, par value $.0001 per share ("Common Stock") and five million (5,000,000) of which shall be preferred stock, par value $.0001 per share ("Preferred Stock"). Preferred Stock may be issued from time to time in one or more series, and the Board of Directors of the Corporation is hereby authorized, subject to the limitations provided by law, to establish and designate one or more series of Preferred Stock, to fix the number of shares constituting each series, and to fix the designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each series and the variations and the relative rights, preferences, and limitations as between series, and to increase and decrease the number of shares constituting each series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock and qualifications, limitations or restrictions thereof, if any, may differ from those of all other series at any time outstanding, The authority of the Board of Directors of the Company with respect to each series shall include, but shall not be limited to, the authority to determine the following:

      A. The designation of such series, which may be by distinguishing number or letter;

      B. The number of shares initially constituting such series;

      C. The increase and the decrease, to a number not less than the number of the then outstanding shares of such series, of the number of shares constituting such series theretofore fixed;

      D. The rate or rates, and the conditions upon and the times at which dividends on the shares of such series shall be paid, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of stock of the Corporation, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate;

      E. Whether or not the shares of such series shall be redeemable and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per shares which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates;

      F. The rights to which the holders of the shares of such series shall be entitled upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of the Company, which rights may be different in the case of a voluntary liquidation, dissolution or winding up than in the case of such involuntary event;

      G. Whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law and, if such shares shall have voting rights, the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have more than one vote per shares;

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      H. Whether or not a sinking or purchase fund shall be provided for the redemption or purchase of the shares of such series and, if such a sinking or purchase fund shall be provided, the terms and conditions thereof;

      I. Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of any other series of the same or any other class or classes of stock or any other security of the Company or any other entity and, if provision be made for conversion or exchange, the terms and conditions of conversion or exchange, including but not limited to, any provision for the adjustment of the conversion or exchange rate or price; and

      J. Any other relative rights, preferences and limitations.

            Each share of Common Stock, $.0001 par value of the Corporation issued and outstanding immediately prior to the effective date of filing of the filing of this Certificate of Amendment is hereby reclassified and changed into twenty (20) fully paid and nonassessable shares of Common Stock, par value $.0001 of the Corporation and each holder of record of a certificate for one or more shares of Common Stock, par value $.0001 of the Corporation as of the close of business on the date this Certificate of Amendment becomes effective shall be entitled to receive, as soon as practicable, upon surrender of such certificate, a certificate or certificates representing twenty (20) shares of Common Stock, par value $.0001 of the Corporation, represented by the certificate of such holder, and any fractional shares resulting will be rounded up to the next whole share."

            FIFTH: The foregoing amendment to the Certificate of Incorporation of the Corporation has been duly authorized by the unanimous written consent of the board of directors of the Corporation followed by the unanimous written consent of holders of all the outstanding shares of stock entitled to vote.

            Optionable, Inc. has caused this Corrected Certificate of Amendment of the Certificate of Incorporation to be signed by Mark Nordlicht, its authorized officer, this 31st day of January, 2003.


                                       By: /s/Mark Nordlicht
                                           ----------------------------
                                           Title: Chairman of the Board